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                                                                   Exhibit 10.12

                      STAY IN PLACE / SEPARATION AGREEMENT

      This STAY IN PLACE/ SEPARATION AGREEMENT is made this 31 Day of October 2000 by and between Health Management Systems, Inc. (hereinafter the "Employer" or "HMS"), and William Lucia ("Employee"), One West St., Apt. 2611, New York, NY 10001.

      WHEREAS Employer has determined that it will explore restructuring alternatives for the unit of Employer's business (the "Unit") to which the Employee's services currently are being rendered; and

      WHEREAS, Employer desires to retain the services of the Employee through the restructuring period to insure continuity of leadership.

      NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

      1. STAY IN PLACE: PROVIDED Employee continues to render services to, and to be employed by, the Unit, Employee will receive a "stay-in-place-bonus" (hereinafter "Bonus") equivalent to six months base compensation of $85,000.00 (Eighty Five Thousand Dollars) under the following circumstances:

            A. DIVESTITURE: Coincident with the closing of the sale or other transfer of the Unit (including a sale or other transfer of the substantially all of the assets thereof) to an entity (the "Successor Company") other than a subsidiary of the Employer. The Bonus will be paid to Employee in a lump sum within thirty days after the date of such closing.

            B. CONTINUATION OF OPERATION: When the Chief Executive Officer of Employer notifies the head of the Unit in writing (a "Continuation Notification") that the Unit shall continue as part of HMS. Employer shall cause a copy of the Continuation Notice to be provided to Employee simultaneously with its delivery to the head of the Unit. The Bonus will be paid to Employee in a lump sum within thirty business days after delivery of the Continuation Notice.
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            C.    SHUT DOWN: At the conclusion of an orderly shut down of the
                  Unit. Employer shall notify Employee in writing of its intention to shut down the Unit and shall specify in such notice the intended last day of operation of the Unit (the "Shut Down Date"). The Bonus will be paid to Employee in a lump sum within thirty business days after Shut down Date.

            D. DATE: If none of the above occurs, by 31 December 2001, the Bonus will be paid to employee in a lump sum by no later than Friday, January 5, 2002.

2. Employer recognizes that the Employee, by agreeing to continue to render services to Employer and the Unit during the transition period, may be giving up an opportunity to seek alternative employment. In order to provide salary continuance in the event Employee's employment is not continued, Employee will receive severance payments ("Severance"), as described herein and under the following circumstances:

            A. The Successor Company does not offer employment to Employee. Employee will receive six months Severance commencing on the date (the "Termination Date") of termination of Employee's employment with HMS. Severance Payments will be made over a six-month period in accordance with Employee's current payroll cycle.

            B. The Successor Company tenders an offer to Employee containing a base pay component less than 85% of the Employee's current base pay. If Employee decides not to accept the Successor Company's offer, Employee shall so notify in writing his immediate supervisor. If Employer thereafter terminates Employee, Employee will receive six months Severance commencing the Termination Date. Severance payment will be made over a six-month period in accordance with the Employee's current payroll cycle.

            C. The Successor Company tenders an offer of employment in a different location (more than 50 miles from the Employee's current HMS office.) If Employee decides not to accept the Successor Company's offer, Employee shall so notify in writing his immediate supervisor. If Employer thereafter terminates Employee, Employee will receive three
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                  months Severance commencing the Termination Date. Severance payments will be made over a three-month period in accordance with the employee's normal payroll cycle.

            D. If HMS terminates Employee during Calendar Year 2001 without cause, Employee will receive six months Severance commencing the Termination Date. Severance payments will be made over a six-month period on the employee's normal payroll cycle. For purposes of this Agreement, "Cause" for termination shall mean
                  (1) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude, (2) willful gross violation of Employer's written policies or procedures, or (3) failure to carry out the duties of Employee's position.

            E. Notwithstanding the foregoing, Employee shall not be entitled to any Severance hereunder in the event of a " Management Buyout" of the Unit where the Employee is retained to help manage the Successor Company.

            F. During the Severance pay period Employee will continue to participate in the Employer provided health insurance plan and will continue to pay a portion of the premium for health. Participation in the Employer provided STD, LTD, Life Insurance and 401(k) plans will cease as of the Termination Date.

            G. Employee's rights to any Severance hereunder will be conditioned upon Employee's agreeing, effective as of the Termination Date, to a standard Separation Agreement with HMS; a blank copy of the Separation Agreement and Release is appended for Employee's convenience.

            H. Employee agrees not to disclose or make reference to the terms of this Agreement without prior written consent of HMS, except as required by law, or to his attorney and his immediate family.

            I. Employee agrees to adhere to the terms and condition of the HMS Not To Compete Agreement. If Employee has not signed a HMS Not To Compete Agreement, HMS will require the Employee to enter into a Not To Compete Agreement to be eligible for the severance payments described herein.
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3.    Employee acknowledges that (i) he has had a minimum of 14 days from the date of receipt to review this Agreement; (ii) HMS has recommended that he discuss this Agreement with his legal and other advisors to ensure full and thorough knowledge of the legal significance of this Agreement and;
      (iii) that he is executing this Agreement voluntarily after having undertaken the aforementioned review. This Agreement shall be construed under the laws of the state of New York and shall in all respects be interpreted, enforced, and governed under the law of said state.

4. This Agreement is binding on the parties and their respective successors and assigns.

5. This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements among the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings among the parties with respect to those matters.

6. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto.

ACCEPTED AND AGREED TO:                      HEALTH MANAGEMENT
                                             SYSTEMS INC.

_____________________________                By:  ______________________________
William Lucia                                Lewis D. Levetown
                                             Vice President Human Resources

_____________________________                     ______________________________
Date                                              Date